Exhibit 99.1

News Release

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Executes Amended Loan Agreement

BATAVIA, NY, March 31, 2022 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries, today announced the amendment to its five-year term loan and line of credit agreement which suspended the financial covenants through September 30, 2022.

Key terms of the amendment include the following:

•	Waiver of the maximum total leverage ratio and minimum fixed charge coverage requirements through September 30, 2022;

•	Reduces availability on the line of credit from $30 million to $15 million;

•	Requires a maximum net loss of not greater than $10 million for the twelve-month period ending March 31, 2022;

•

Requires adjusted EBITDA as defined by the agreement of not less than $2.0 million for the twelve-month period ending June 30, 2022, and not less than $2.25 million for the twelve-month period ending September 30, 2022; and

•	Requires minimum liquidity of $10 million through the date upon which all financial reporting for the fiscal year ending March 31, 2023 is delivered to the bank and $20 million thereafter.

As of March 31, 2022, the Company had no borrowings on its line of credit, which was down from borrowings of $9.75 million at December 31, 2021. The balance on its term loan at March 31, 2022 was $18.5 million. The amendment did not change the interest rate on the $20 million term loan or line of credit which remains BSBY plus 1.5%.

Jeffrey Glajch, Chief Financial Officer, commented, “We believe this amendment provides us the flexibility to implement the changes needed to drive our long-term growth plans. Importantly, because of our strong cash generation, we were able to pay down approximately $10 million in debt in the quarter ended March 31, 2022. We believe this demonstrates that we have sufficient liquidity, and we are focused on executing our plan to drive profitability.”

Financial covenants will revert to previous requirements effective with the quarter ending December 31, 2022, including a leverage ratio of funded debt to adjusted EBITDA ratio of 3.0 to 1.0 and a fixed charge coverage ratio of at least 1.2 to 1. In addition, pursuant to the amendment, the Company agreed not to declare or pay any dividends prior to the date upon which all financial reporting for the fiscal year ending March 31, 2023 is delivered to the bank and such financial information confirms to the bank’s satisfaction that no default exists at such time, or if any default would result from such a dividend.

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Graham Corporation Executes Amended Loan Agreement

March 31, 2022

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries. The Graham and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “anticipates,” “believes,” “will,” “opportunities,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, the evolution and future of the Company and its management, the Company’s opportunities, the Company’s ability to execute its path to profitability, and to deliver growth and value to its shareholders, and its operating strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors,” its quarterly reports on Form 10-Q, and other filings it makes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

Phone: (716) 843-3908

dpawlowski@keiadvisors.com

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